Exhibit 5.1
LEGAL OPINION
Strasburger & Price, L.L.P.
600 Congress Avenue, Suite 1600
Austin, Texas 78701
512-499-3600
512-499-3660 (Fax)
February 5, 2007
EZCORP, Inc.
1901 Capital Parkway
Austin, Texas 78746

Re:	Registration Statement on Form S-8
Gentlemen:
We have acted as counsel for EZCORP, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 2,250,000 shares of the Company’s Class A Non-Voting Common Stock, par value $0.01 per share (the “Shares”), as described in the Registration Statement on Form S-8 dated February 5, 2007 (the “Registration Statement”). The Shares, which include shares to be issued on exercise of options to purchase 2,250,000 Shares pursuant to the Company’s 2006 Incentive Plan (the “Plan”), may be sold for the benefit of the shareholders of the Company in the manner described in the Registration Statement.
In connection therewith, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the Plan, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In all such examinations, we have assumed the authenticity and completeness of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.
The opinions set forth above are limited exclusively to the Delaware Constitution, the General Corporation Law of the State of Delaware and reported judicial decisions interpreting such laws.
Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that the Shares being registered pursuant to the Registration Statement, including the shares subject to the Plan when paid for and issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter.
Very truly yours,
/s/ Strasburger & Price, L.L.P.
STRASBURGER & PRICE, L.L.P.